SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



             Meritage Hospitality Group Inc., a Michigan corporation
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                                (NAME OF ISSUER)



                          Common Shares, $.01 par value
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                         (TITLE OF CLASS OF SECURITIES)


                                   59000K 10 1
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                                 (CUSIP NUMBER)


                              Gary P. Kreider, Esq.
                           Keating, Muething & Klekamp
                       One East Fourth Street, 18th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
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                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                October 24, 1996
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

 CUSIP NO. 59000K 10 1               13D           PAGE    2  OF   3     PAGES


 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Mr. Jerry L. Ruyan -- ###-##-####

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 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)
                                                                    (b)

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 3      SEC USE ONLY

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 4      SOURCE OF FUNDS*

           PF
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 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)
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 6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States citizen

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                          7    SOLE VOTING POWER

       NUMBER OF                201,644
        SHARES          -------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                         -0-
       REPORTING        --------------------------------------------------------
       REPORTING          9      SOLE DISPOSITIVE POWER
      PERSON WITH
                                   201,644
                         -------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                      -0-
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11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          201,644
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12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*
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13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.3 %
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14      TYPE OF REPORTING PERSON*
           IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.     SECURITY AND ISSUER.

     This Schedule 13D as previously filed is amended in Item 4 by adding the material below.


ITEM 4      PURPOSE OF TRANSACTION.

     On October 24, 1996 Mr. Ruyan was elected to the Board of Directors of MHGI to fill a vacancy on the Board.


                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 28, 1996                         Jerry L. Ruyan
                                                 -------------------------------
                                                 Jerry L. Ruyan